Independent Auditors' Consent

The Board of Directors

Calvert Municipal Fund, Inc.:

We consent to the use of our report dated February 14, 2003, incorporated herein by reference, for Calvert Municipal Fund, Inc. comprising the National Municipal Intermediate Fund and California Limited-Term Municipal Fund (formerly California Municipal Intermediate Fund) as of December 31, 2002, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Custodians" in the Statement of Additional Information.

  /s/ KPMG LLP

Philadelphia, Pennsylvania

October 10, 2003